UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):
June 25, 2008

Commission File Number	Exact Name of Registrant as Specified in Charter; State of Incorporation; Address and Telephone Number	IRS Employer Identification Number
1-14756	Ameren Corporation (Missouri Corporation) 1901 Chouteau Avenue St. Louis, Missouri 63103 (314) 621-3222	43-1723446

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

     [  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     [  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     [  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     [  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01    Entry into a Material Definitive Agreement.

On June 25, 2008, Ameren Corporation (“Ameren”), JPMorgan Chase Bank, N.A., as agent and the other lenders identified therein entered into a Credit Agreement dated as of June 25, 2008 (the “Term Loan Agreement”).  The Term Loan Agreement provides a $300 million term loan to Ameren due June 24, 2009, which was fully drawn on June 26, 2008.  In the event Ameren issues capital stock or other equity interests (except for director or employee benefit or dividend reinvestment plan purposes), certain hybrid securities or, in amounts exceeding $25 million, certain additional indebtedness, Ameren is required under the Term Loan Agreement to use the net proceeds thereof to prepay amounts borrowed under the Term Loan Agreement.  In addition, if Ameren replaces its Amended and Restated Five-Year Revolving Credit Agreement, dated as of July 14, 2006, among Ameren, certain of its subsidiaries, JPMorgan Chase Bank, N.A. as agent and the other lenders identified therein (the “2006 Ameren Credit Agreement”) with one or more credit facilities having a total available commitment in excess of $1.15 billion, Ameren is required under the Term Loan Agreement to prepay amounts borrowed thereunder in an amount equal to the excess new commitments over $1.15 billion.  Such mandatory prepayments are without premium or penalty (except for any funding indemnity due in respect of Eurodollar loans).  A copy of the Term Loan Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Borrowings under the Term Loan Agreement will bear interest, at the election of Ameren, at (1) a Eurodollar rate plus a margin, which margin is subject to a floor of 0.90% per annum and a cap of 1.50% per annum or (2) a rate equal to the higher of the prime rate of JPMorgan Chase Bank, N.A or the federal funds effective rate plus ½% per annum.

Ameren will use the proceeds borrowed under the Term Loan Agreement for general corporate purposes, including without limitation, to reduce amounts borrowed under the 2006 Ameren Credit Agreement which would make additional amounts available for borrowing thereunder.

The obligations of Ameren under the Term Loan Agreement are unsecured.  No subsidiary of Ameren is a party to, guarantor of, or borrower under, the Term Loan Agreement.

The Term Loan Agreement has terms similar to the 2006 Ameren Credit Agreement (a copy of which was filed as Exhibit 10.1 to the Form 8-K filed July 18, 2006) except that amounts prepaid under the Term Loan Agreement may not be reborrowed.  The Term Loan Agreement contains non-financial covenants including restrictions on the ability to incur liens, dispose of assets and merge with other entities.  In addition, the Term Loan Agreement has non-financial covenants to limit the ability of Ameren to invest in or transfer assets to other entities, including affiliates.  The events of default in the Term Loan Agreement, including a cross default to the occurrence of an event of default under the 2006 Ameren Credit Agreement or any other agreement covering indebtedness of Ameren and its Subsidiaries (as defined in the Term Loan Agreement) in excess of $25 million in the aggregate, are similar to those contained in the 2006 Ameren Credit Agreement.  “Subsidiary” is defined in the Term Loan Agreement to include all entities in which Ameren has at least a majority control but excludes, for most purposes under the Term Loan Agreement, project finance subsidiaries, non-material subsidiaries and special purpose entities formed to conduct permitted securitization transactions.  Also excluded from the definition of “Subsidiary” and accordingly not subject to the covenants and representations and warranties under the Term Loan Agreement are Central Illinois Public Service Company, AmerenEnergy Resources Generating Company, CILCORP Inc., Central Illinois Light Company and Illinois Power Company and each of their subsidiaries.

The Term Loan Agreement requires Ameren to maintain consolidated indebtedness of not more than 65% of consolidated total capitalization.

JPMorgan Chase Bank, N.A. and certain of the other lenders are also lenders under other credit agreements of Ameren and its subsidiaries and certain of them provide other commercial or investment banking services to Ameren and its subsidiaries from time to time.

ITEM 2.03     Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See Item 1.01 above for a description of the Term Loan Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

ITEM 9.01    Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number:	Registrant(s):	Title:
10.1	Ameren	Credit Agreement dated as June 25, 2008 (“Term Loan Agreement”)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AMEREN CORPORATION
(Registrant)

 /s/ Jerre E. Birdsong
Jerre E. Birdsong
Vice President and Treasurer
Date:  June 27, 2008

Exhibit Index

Exhibit Number:	Registrant:	Title:
10.1	Ameren	Credit Agreement dated as of June 25, 2008 (“Term Loan Agreement”)